Exhibit 2.3
DEED OF CROSS-BORDER MERGER

On this day, the sixth day of September two thousand and seventeen, appeared before me, Wijnand Hendrik Bossenbroek, civil law notary at Amsterdam:
Jules Jacob van de Winckel, employed at the offices of me, civil law notary, located at 1082 PR Amsterdam, Beethovenstraat 400, born in Breda on the eleventh day of February nineteen hundred and eighty-three, acting for the purposes of this Deed as the holder of written powers of attorney from:

1.
trivago N.V., a public limited liability company (naamloze vennootschap) under Dutch law, having its statutory seat (statutaire zetel) in Amsterdam, the Netherlands (registered address: Bennigsen-Platz 1, 40474 Düsseldorf, Germany, registered with the commercial register of the Dutch Chamber of Commerce (Kamer van Koophandel) under number 67222927) (the "Surviving Company"); and

2.
trivago GmbH, a private company with limited liability (Gesellschaft mit beschränkter Haftung) under German law, having its statutory seat (Satzungssitz) in Düsseldorf, Ger-many (registered address: Bennigsen-Platz 1, 40474 Düsseldorf, Germany, registered with the commercial register of the lower court (Amtsgericht) of Düsseldorf under number HRB 51842) (the "Disappearing Company").

The Surviving Company and the Disappearing Company are hereinafter collectively referred to as the "Merging Companies".
The person appearing, acting in the above capacities, declared the following:
RECITALS

A.
The Merging Companies wish to enter into a cross-border merger within the meaning of (i) Sections 2:309 and 2:333b of the Dutch Civil Code ("DCC"), (ii) §§ 122a et seqq. of the German Transformation Act ("UmwG") and (iii) the Directive 2005/56 EC of the Eu-ropean Parliament and of the Council of 26 October 2005 on cross-border mergers of lim-ited liability companies (the "Directive"), pursuant to which the Disappearing Company, as disappearing company, will merge with and into the Surviving Company, as surviving company (the "Merger").

B.	Neither of the Merging Companies has been dissolved, has been declared bankrupt or has been granted a suspension of payments.

C.	No shares in the Disappearing Company's capital have been encumbered with a right of pledge or a right of usufruct or any similar encumbrance under German law.

D.
The Merger is intended to be treated for German corporate income tax and trade tax pur-poses as a tax neutral transaction in accordance with § 11 para. 2 German Reorganization Tax Act (Umwandlungssteuergesetz) to the maximum extent legally possible.

E.	No works council has been established or is in the process of being established which would be entitled to render advice in respect of the Merger.

F.
The Merging Companies' general meetings have decided not to open negotiations on the establishment of rules concerning employee participation as referred to in Section 2:333k(12) DCC, as evidenced by (i) a written resolution of the Surviving Company's general meeting dated the sixteenth day of December two thousand and sixteen and (ii) an oral resolution of the Disappearing Company's general meeting dated the sixteenth day of December two thousand and sixteen laid down in minutes, copies of which shall be at-tached to this Deed.

G.
The Merging Companies' management boards and the Surviving Company's supervisory board have drawn up a joint cross-border merger plan relating to the Merger (the "Merger Plan"). The managing directors of the Merging Companies and the supervisory directors of the Surviving Company have signed the Merger Plan.

H.
In addition, the Merging Companies' management boards have drawn up a joint explana-tory report to the Merger Plan (the "Explanatory Report"). The managing directors of the Merging Companies have signed the Explanatory Report.

I.	In connection with the Merger, an auditor as referred to in Section 2:393 DCC has issued the statements and the report referred to in Section 2:328 DCC.

J.	In connection with the Merger, an auditor has issued the report referred to in §§ 122f, 9 et seqq. UmwG.

K.
On the twelfth day of June two thousand and seventeen, the Disappearing Company filed the documents as referred to in § 122d UmwG, to the extent required, with the commercial register of the lower court (Amtsgericht) of Düsseldorf, Germany.

L.
On the nineteenth day of June two thousand and seventeen, the commercial register of the lower court (Amtsgericht) of Düsseldorf, Germany, published the Merger Plan of the Merging Compa-nies by means of a notice stating the information as required pursuant to § 122d UmwG.

M.
The Merger Plan was filed with the Dutch trade register on the thirtieth day of June two thousand and seventeen, together with the other relevant documents referred to in Sections 2:314(1) DCC and 2:328(1) DCC. On that same date, those documents were also filed at the Merging Companies' offices, together with the other relevant documents referred to in Sections 2:314(2) DCC and 2:328(2) DCC.

N.	The Merging Companies announced the filings mentioned in recital M. in Trouw on the fifth day of July two thousand and seventeen, in accordance with Sections 2:314(3) DCC and 2:331(2) DCC.

O.	The Merging Companies announced the Merger in the Dutch Gazette (Staatscourant) on the sixth day of July two thousand and seventeen, in accordance with Section 2:333e DCC.

P.
The declaration from the clerk of the court of first instance of Amsterdam, the Nether-lands, a copy of which shall be attached to this Deed, evidences that no objection to the Merger Plan has been filed by a creditor of either or both of the Merging Companies.

Q.
The joint declaration of the Merging Companies' management boards, of which a copy shall be attached to this Deed, evidences that no material changes have occurred in the as-sets and liabilities of the Merging Companies after the date of the Merger Plan that have affected the statements in the Merger Plan or in the Explanatory Report.

R.
On the third day of August two thousand and seventeen, the Surviving Company's super-visory board resolved to approve the intended resolution of the Surviving Company's management board to enter into the Merger. A copy of the minutes of the meeting of the Surviving Company's supervisory board evidencing this resolution shall be attached to this Deed.

S.
On the twenty-first day of August two thousand and seventeen, the Surviving Company's management board resolved to enter into the Merger. A copy of the written resolution evidencing this resolution shall be attached to this Deed. No request as referred to in Section 2:331(3) DCC has been received by the Surviving Company.

T.
On the twenty-second day of August two thousand and seventeen, the Disappearing Com-pany's general meeting resolved to enter into the Merger. A copy of the minutes of the meeting of the Disappearing Company's general meeting shall be attached to this Deed.

U.
As evidenced by a notarial certificate issued by Prof. Dr. Norbert Zimmermann, German notary, duly admitted and sworn in with official residence in Düsseldorf, Germany, on the fifth day of September two thousand and seventeen, a copy of which is attached to this Deed, the notification issued by the Local Court (Amtsgericht) of Düsseldorf, Germany on the thirtieth day of August two thousand and seventeen and re-issued after correction on the fifth day of September two thousand and seventeen, a copy of which is attached to this Deed, constitutes the pre-merger certificate within the meaning of Section 10 of the Di-

rective and § 122k para. 2 UmwG, attesting that the German law requirements for the Merger are fulfilled.

V.
On the fourth day of September two thousand and seventeen, the undersigned civil law notary has issued a pre-merger certificate with regard to the Surviving Company, within the meaning of Section 10 of the Directive and Section 2:333i(3) DCC, attesting that (i) the procedural formalities (vormvoorschrift-en) regarding all resolutions required by Chapters 2, 3 and 3A of Title 7 of Book 2 DCC and by the Surviving Company's articles of association for the Surviving Company's participation in the Merger have been observed, and (ii) all other formalities (voorschriften) stipulated by Chapters 2, 3 and 3A of Title 7 of Book 2 DCC in relation to the Merger have been observed. A copy of the pre-merger certificate for the Surviving Company shall be attached to this Deed.

DECLARES
CROSS-BORDER MERGER

Article 1
The Merging Companies enter into the Merger in accordance with the provisions of the Merger Plan and the Explanatory Report. The Merger will become effective by operation of law on the day following the execution of this Deed.
FINANCIAL INFORMATION

Article 2

2.1
From an economic and financial accounting perspective, the transfer of the Disappearing Company's assets and liabilities to the Surviving Company pursuant to the Merger shall be deemed to have taken effect in the internal relationship between the Merging Companies as of the first day of January two thousand and seventeen, zero hours and zero minutes (Amsterdam time) (the "Economic Effective Date") (Verschmelzungsstichtag) in accord-ance with § 122c para. 2 no. 6 UmwG.

2.2	As of the Economic Effective Date, all actions and business of the Disappearing Company shall be deemed to be performed for the account of the Surviving Company.

2.3
Subject to the applicable accounting method and policies, the financial information per-taining to the Disappearing Company shall be incorporated in the annual accounts and other financial reporting of the Surviving Company as of the Economic Effective Date.

POWER OF ATTORNEY
The person appearing has been authorised to act under two (2) powers of attorney in the form of private instruments, which shall be attached to this Deed immediately following its execu-tion.
FINAL STATEMENTS
The person appearing declared the following:

A.
pursuant to the Merger and the application of the Exchange Ratios (as defined in the Merger Plan), a total of one hundred ten million seven hundred ninety-one thousand eight hundred seventy-nine (110,791,879) class B shares in the Surviving Company's capital, each share having a nominal value of sixty eurocents (EUR 0.60), shall be allotted to shareholders of the Disappearing Company (except for the Surviving Company) upon the Merger becoming effective, in accordance with the provisions of the Merger Plan and the Explanatory Report (the "Merger Shares"); and

B.
consequently, upon the Merger becoming effective, the Surviving Company's issued share capital shall amount to one hundred ninety-three million seven hundred thirty-four thousand four hundred six euro and ninety-eight eurocents (EUR 193,734,406.98) and consist of thirty million nine hundred seven thousand one hundred and thirteen (30,907,113) class A shares, each class A share having a nominal value of six eurocents (EUR 0.06) and three hundred nineteen million seven hundred ninety-nine thousand nine hundred sixty-seven (319,799,967) class B shares, each class B share having a nominal value of sixty eurocents (EUR 0.60).
The person appearing is known to me, civil law notary.
This Deed was executed in Amsterdam on the date mentioned in its heading.
After I, civil law notary, had conveyed and explained the contents of the Deed in substance to the person appearing, the person appearing declared to have taken note of the contents of the Deed, to be in agreement with the contents and not to wish them to be read out in full. Following a partial reading, the Deed was signed by the person appearing and by me, civil law notary.
(Signed): J.J. van de Winckel, W.H. Bossenbroek

ISSUED FOR TRUE COPY

THE UNDERSIGNED
Wijnand Hendrik Bossenbroek, civil law notary in Amsterdam, declares that he has established that (i) the procedural requirements (vormvoorschriften) as referred to in Section 2:318(1) of the Dutch Civil Code have been observed, (ii) the companies merging by virtue of the execution of this deed have decided on the same joint cross-border merger plan and (iii) the application of Sec-tion 2:333k of the Dutch Civil Code does not lead to the adoption of regulations with regard to employee participation (medezeggenschap) as referred to in Section 2:333k of the Dutch Civil Code.

Signed in Amsterdam on 6 September 2017.
(Signed): W.H. Bossenbroek

ISSUED FOR TRUE COPY